SEVENTH AMENDMENT
                               TO
                COAL PURCHASE AND SALES AGREEMENT

     This SEVENTH AMENDMENT is made and entered into as of July 1, 1994, between ORANGE AND ROCKLAND UTILITIES, INC., a New York corporation ("Buyer"), RAWL SALES AND PROCESSING COMPANY, INC. (withdrawing "Seller"), and MASSEY COAL SALES COMPANY, INC., a Virginia corporation (substituted "Seller").

                          RECITALS

     1. Buyer and Seller, together with Rawl Sales & Processing Company, Inc. ("Rawl"), an affiliate of Seller, entered into a Coal Purchase and Sales Agreement on March 9, 1984 (the "Agreement"), and have amended the Agreement on six previous occasions, July 30, 1986, July 1986, September 1986, January 1987, January 1990, and July 1, 1991.

     2. Buyer and Seller are mutually interested in continuing their relationship under the Agreement and agree to amend the Agreement to effect the amendments herein.

     3. Buyer, Seller, and Rawl agree that Rawl no longer should be a party to the Agreement inasmuch as the coal supplied to Buyer hereunder is, pursuant to the Agreement, supplied by various affiliates of Seller. These affiliates of Seller and Seller shall, unless otherwise stated, be collectively referred to as the "Seller."

     4. Buyer and Seller agree that the requirements of the Clean Act Amendments of 1990, effective May 15, 1995, and certain equipment installations attendant thereto, require new coal quality standards and strict future adherence thereto, including resourcing of coal if and when necessary to comply.

                          AGREEMENT

     NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

1. The Agreement is amended to delete Rawl Sales & Processing Company, Inc. as a party and to substitute Massey Coal Sales Company, Inc. as the Seller. Rawl agrees to have Massey Coal Sales Company, Inc. substituted as Seller with respect to performance hereunder, and Buyer likewise agrees to such substitution. The Agreement shall be further amended to delete all references to the Seller's Agent wherever it appears throughout the Agreement.
Seller agrees to perform all obligations of both the Seller and the Seller's Agent under the Agreement, as amended herein. Upon execution hereof, Rawl agrees to waive all rights and privileges it may have under the Agreement.

2. Article I of the Agreement is deleted in its entirety and in substitution thereof a new Article I is added to read as follows:

                            ARTICLE I
               Amount of Coal - Term of Agreement

     1.1 Seller agrees to sell, and Buyer agrees to purchase, coal of the quality and in quantities hereinafter stated and upon
     the terms and conditions herein set forth.   Seller will
     deliver such coal to Buyer (f.o.b. cars at Seller's Mines (hereinafter defined)) for a period of twenty (20) years from the Initial Shipment Date (hereinafter defined), subject to earlier termination as hereinafter provided.

     1.2 The quantity of coal to be sold by Seller to Buyer and purchased by Buyer from Seller hereunder shall be a base tonnage of 440,000 tons (hereinafter defined) per Contract Year (hereinafter defined). Buyer shall have the right to vary the actual annual tonnage from the base tonnage by no more than +/- fifteen percent (15%), or between 374,000 and 506,000 tons. At least ninety (90) days prior to the commencement of each Contract Year, Buyer shall give written notice to Seller of the quantity of coal to be shipped under this Agreement during the next succeeding Contract Year. In no event shall Buyer increase or reduce its annual tonnage declaration by more than fifteen percent (15%) of the preceding Contract Year's annual tonnage declaration.

     Buyer shall have the option to purchase an additional 100,000 tons per Contract Year. Buyer must exercise its option at the same time the annual declaration is made for tonnage to be shipped in the next succeeding Contract Year. The optional tonnage shall be shipped at the then-current contract price.


     1.3 In the event that Buyer is required or elects to purchase some amount of coal from another supplier with whom it currently has a contractual dispute, Buyer's above-described annual purchase obligation shall, for the period that Buyer is required or elects to purchase coal from such supplier, be reduced by the amount Buyer is so required or elects to purchase, but in no event shall Buyer's purchase obligation hereunder be reduced to fewer than 300,000 tons per Contract Year.

     1.4 As used in this Agreement, the following terms shall have the meaning indicated:

     (1) "Contract Year" shall mean each 12-month period beginning on July 1, 1994, and ending on June 30, 1995, and for every 12-month period thereafter during the term of this Agreement.

     (2) "F.O.B. cars" means coal free on board railroad cars at Seller's Mines.

     (3)  "Initial Shipment Date" shall be July 31, 1987.

     (4) "Price per ton FOB cars" means the price of coal as loaded in railroad cars at Seller's Mines.

     (5) "Seller's Mines" means all coal mines located on the properties owned by or otherwise available to Seller in the vicinity of Mingo County, West Virginia (see Exhibit A) from which the coal to be shipped hereunder is to be produced at Seller's rail-loading site at La Voy, West Virginia.

     (6) "Shipment" means a trainload of coal, shipped from Seller's Mines in any single day.

     (7) "Ton" shall mean a net weight of 2,000 pounds avoir-dupois.

     1.5 (a) Notwithstanding any other provision of this Agreement, if during any calendar month during the term of this Agreement the cost of the Alternative Fuel (as defined on Schedule A) available to Buyer is less than the cost of coal under this Agreement, then Buyer during the ensuing ten
     (10) days may elect to suspend further shipments of coal, on sixty (60) days' written notice, until the end of the first calendar month during which the price of such coal remains equal to or less than the price of the Alternative Fuel then supplied to Buyer.

          (b) Seller reserves the right upon the receipt of such notice of suspension or at any time during such suspension, on thirty (30) days' prior written notice either to (i) reduce the then-current price of coal under this Agreement to match on a month-to-month basis the cost of such Alternative Fuel, in which event Buyer shall be required to purchase coal from Seller under this Agreement in lieu of such Alternative Fuel so long as the price of coal continues to match the lower cost of such Alternative Fuel; or (ii) if Seller elects not to reduce the price of coal, Seller shall have the right to supply for such period No. 6 fuel oil at a price that matches Buyer's cost of such Alternative Fuel.

          (c) Whenever the cost of Alternative Fuel becomes higher than the cost of coal under this Agreement, and in the event Seller has not elected either option as provided in subsection (b), deficiencies in tonnage delivered shall be made up, subject to the next succeeding sentence, during the ensuing twenty-four (24) months by increasing the quantity of coal shipped by Seller above the quantity specified in
     Section 1.2 of this Agreement according to a shipment schedule mutually acceptable to Seller and Buyer. Buyer shall not purchase coal on the spot market or enter into contracts with new suppliers for additional contract coal unless it is willing to accept sufficient additional tonnage to make up such deficit tonnage during such period, provided that if Seller is not willing to ship additional tonnage requested by Buyer to satisfy such requirement, then the deficit tonnage shall be reduced by the tonnage requested but not shipped. Coal delivered in any calendar quarter shall be credited first against deliveries due to that quarter and then against any deficit tonnage. If during such twenty-four
     (24) month period, Buyer has not requested sufficient additional tonnage to make up such deficit tonnage, then, subject to the last sentence of this subsection (c), the then-current price of coal under this Agreement shall be increased by $2.00 per ton for each ton thereafter delivered under this Agreement until Buyer shall have accepted at such adjusted price up to an aggregate number of tons equal to the remaining deficit tonnage. Notwithstanding the foregoing, the price shall not be increased above an amount which would make the cost of coal higher than the cost of Alternative
     Fuel available to Buyer.

          (d) For purposes of this Section 1.5, the cost of oil, gas and coal shall each be determined in accordance with Schedule A attached to this Amendment.


3. Article III of the Agreement is deleted in its entirety and in substitution thereof a new Article III is added to read as follows:


                           ARTICLE III
                   Price and Price Adjustments

     3.1 Unless and until it is adjusted solely in accordance with the provisions hereinafter set forth in this Article III, the price per ton F.O.B. cars at Seller's Mines for all coal sold hereunder shall be $32.00 effective as of July 1, 1994 (hereinafter referred to as the "initial price"), except as provided in Section 3.3(e) herein. After any such adjustments have been made, the price per ton f.o.b. cars at Seller's Mines shall be the initial price as so adjusted.
     The initial price includes all costs associated with compliance with all Federal, State, and local laws and regulations as of the effective date of this Amendment as they are now interpreted and enforced in Producing District
     8, as defined in the Federal Bituminous Coal Act of 1937, as amended.

     3.2 Seller shall give Buyer notice of any proposed adjustment hereunder of the initial price within thirty (30) days after Seller has determined the need for and extent of such adjustment, together with all documentation required to permit Buyer to substantiate the adjustment.

     3.3 The initial price shall be subject to adjustment (without duplication) for changes in Seller's mining or other costs, as set forth below. Such adjustments shall be made using the methodology illustrated in Exhibit B.

          (a) Beginning January 1, 1995, the initial price shall be revised as of January 1, April 1, July 1, and October 1 of each year to reflect changes to the nearest mil per ton of coal arising out of changes occurring during the immediately preceding quarter in the following costs as they apply to coal sold by Seller.

          (1)  Labor Costs

               (A) The amount included in the initial price as the cost for labor on January 1, 1995, is $9.60 per ton of coal.

               (B) Effective as of January 1, April 1, July 1, and October 1 of each year, Seller shall determine the percentage increase or decrease in the Average Hourly Earnings-Bituminous Coal & Lignite Mining Index (as first published by the United States Department of Labor, Bureau of Labor Statistics in the Employment and Earnings publication). The decimal equivalent of such percentage of increase or decrease shall be multiplied by $9.60, and the resultant amount shall be added to or subtracted from, as the case may be, the initial price (as adjusted pursuant to all other provisions of this Agreement) in substitution for and in lieu of all previous adjustments pursuant to this Subsection (1). The first-published (i.e. October published during December, January published during March, April published during June, and July published during September) index for the third month (i.e., October, January, April, and July) immediately preceding the month in which the adjustment date occurs shall be used to make such determination.
          The base index for adjustments hereunder shall be that for July, l994.

          (2)  Capital Equipment

               (A) The amount included in the initial price as the cost for depreciation of capital equipment on January 1, 1995, is $6.40.

               (B) Effective as of January 1, April 1, July 1, and October 1 of each year, Seller shall determine the percentage increase or decrease in the Implicit Price Deflator of the United States Gross Domestic Product (as first published by the United States Department of Labor, Bureau of Labor Statistics, in the Economic Indicator publication) after January 1, 1995. The decimal equivalent of such percentage of increase or decrease shall be multiplied by $6.40, and the resultant amount shall be added to or subtracted from, as the case may be, the initial price (as adjusted pursuant to all other provisions of this Agreement) in substitution for and in lieu of all previous adjustments pursuant to this Subsection (2). The quarterly index for the calendar quarter two quarters prior to the quarter in which the adjustment date occurs and first published during the second month (i.e., November, February, May, and August) immediately preceding the month in which the adjustment date occurs shall be used to make such determination.
          The base index for adjustments hereunder shall be that for the second quarter l994 as published in the August Economic Indicator. E.g., effective January l, l995, the third quarter l994 index published in November, l994, shall be compared with the second quarter l994 index published in August, l994.

          (3)  Materials and Supplies
               (A) The amount included in the initial price as the cost for materials and supplies is $12.80 per ton of coal, which amount has been calculated by allocating such costs to the categories as set forth in the Composite Index below, which Composite Index is composed of indexes from the Producer Prices and Price Indexes (as first published by the United States Department of Labor, Bureau of Labor Statistics):




                    BLS
                  Code No.               Index                 Weight
                *    -            Industrial Commodities        62.5%
                *1192-03          Drills and other Mining       12.5%
                                   Machinery
                *1192-5301        Mining Machinery Parts,       12.5%
                                   Excluding Drills
               **498l-l32         Industrial Power, 500 KW      12.5%
                                   Demand, Mid-Atlantic

                 Weighted Index Total                            100%

               * These shall be taken from Table 6 - Producer Price Indexes and percent change for commodity groupings and individual items in the Producer Price Index publication.

              ** These shall be taken from Table 5 - Producer Price Indexes for the net output of selected industries and their products in the Producer Price Index publication.
               (B)  Effective as of January 1, April 1, July 1, and
          October 1 of each year, Seller shall determine the percentage increase or decrease in the Weighted Index
          Total from the level thereof computed for the month of January, l995, as set forth in the Composite Index in Subsection 3(A). The decimal equivalent of such percentage of increase or decrease shall be multiplied by $12.80, and the resultant amount shall be added to or subtracted from, as the case may be, the initial price
          (as adjusted pursuant to all other provisions of this Agreement) in substitution for and in lieu of all previous adjustments pursuant to this Subsection (3).
          The first-published indexes for the second month (i.e., November, February, May, and August) immediately preceding the month in which the adjustment date occurs shall be used to make such determination. The base index for adjustments hereunder shall be that for August, l994.

          (4)  Fixed Costs

               Seller has determined that the other indirect costs of producing and selling coal hereunder is $3.20 per ton of coal, and this amount is included in the initial price. This amount shall remain fixed during the term of this Agreement unless the parties mutually agree otherwise.

          (5)  Cost of Complying with New Federal, State or Local
               Regulations
               (A) In the event of the imposition on or after July 1, 1994 by Federal, State, or local legislation or regulations, of any new requirements or change in the interpretation and enforcement of existing requirements that affect the cost of production of coal at Seller's Mines or otherwise, the party proposing a change shall compute the change in cost per ton of coal produced resulting therefrom. Seller and Buyer shall agree to an adjustment in the initial price (as adjusted pursuant to all other provisions of this Agreement) to reasonably reflect such change in cost. Seller and Buyer may agree to a tentative change in the initial price, subject to retroactive adjustment, to be utilized until the parties agree on a reasonable final adjustment.

               (B) The party proposing a change shall submit detailed documentation in support of its request for any such adjustment, and, in the event Seller and Buyer are unable to agree within ninety (90) days of receipt by the other party of the proposing party's documentation as to the amount the price per ton should be increased or decreased, then the matter shall be submitted to a firm of mining engineers or independent certified public accountants mutually agreeable to the parties for final determination of the amount of the increase or decrease, if any, which shall be binding upon the parties. The cost of any such study by an outside consultant shall be shared equally by Buyer and Seller.

               (C) Without limiting the foregoing, the parties acknowledge that the initial price includes Seller's costs incurred prior to July 1, 1994, under the Coal Industry Health Benefit Act of 1992 ("the Act") and the 1950 and 1974 UMWA Pension Plans (collectively, "the Plans"). The initial price shall be adjusted pursuant to the provisions of this Subsection (5) for further governmental imposition relating to the Act and the Plans only to the extent arising on or after July 1, 1994.

     (b) Should any of the indexes specified in Section 3.3(a) be discontinued, the parties hereto mutually determine that any of the indexes have become inappropriate, or the basis of the calculations of such indexes be modified, appropriate indexes shall be substituted or adjustments made by mutual agreement of the parties hereto.

     (c) Seller agrees that the production and delivery of coal under this Agreement shall, at all times, be conducted efficiently and economically and in such manner that the costs thereof will be kept to a minimum consistent with good operating practices within the limits set by governmental regulations and proper mining and engineering techniques.


     (d) In the event that a change in any of the above-enumerated costs occurs which affects the price of coal under this Agreement, the Seller shall promptly furnish to Buyer computations showing the effects of such change on the price of coal under this Agreement.

     (e)(1) The initial price, as adjusted according to the provisions of Section 3.3(a), shall be subject to review by Buyer and Seller as of July 1, 1996, and every two (2) years thereafter (each such review date being hereinafter referred to as a "Review Date"). Sixty (60) days prior to each Review Date, Buyer and Seller shall begin negotiations in good faith to reach agreement on a new initial price effective as of the Review Date for the next succeeding two (2) year period. If Buyer and Seller are unable to reach agreement by the applicable Review Date, this Agreement shall automatically terminate one hundred twenty (120) days after the applicable Review Date unless Buyer and Seller agree otherwise in writing. During such one hundred twenty (120) day period, Seller shall deliver and Buyer shall accept the quantity of coal provided for in this Agreement at the initial price prevailing on the last day immediately preceding the Review Date in question, subject to adjustment as provided for in Subsection 3.3(a) of this Agreement.

        (2) Notwithstanding Section 3.3(e)(1), if Buyer is willing to accept a ten percent (10%) increase in the initial price as adjusted in accordance with Section 3.3(a) of this Agreement, or Seller is willing to accept a ten percent (10%) decrease in the initial price as adjusted, the initial price effective as of the applicable Review Date shall be increased by ten percent (10%) if acceptable to Buyer or decreased by ten percent (10%) if acceptable to Seller. If Buyer is limited to a ten percent (10%) price decrease by Seller on any Review Date, or if Seller is limited to a ten percent (10%) price increase by Buyer on any Review Date, then the party so limited shall not be limited in like manner on any subsequent Review Date for the remaining term of this Agreement.


4. ARTICLE V of the Agreement is deleted in its entirety and in substitution thereof a new Article V is added to read as follows:


                            ARTICLE V
                         Quality of Coal


     5.1 The coal to be purchased and sold hereunder shall conform to the following:


          (a)  Preparation and Top-Size

          Said coal shall be washed coal, free of extraneous materials, produced by surface or deep mining methods and meeting the specifications set forth in Section 5.1(b) of this Article V and having a maximum top-size of two inches.

          (b)  Quality Specifications

          (1) The quality of the coal delivered hereunder "as received" at Buyer's Lovett Plant, determined by sampling and analysis made in conformity with the provisions of
          Article VIII, shall be as follows:

          REPRESENTATIVE COAL SPECIFICATIONS (AS RECEIVED BASIS)

          Moisture                       7.0%
          Fixed Carbon                  52.0%
          Volatile Matter               33.0%
          Ash                            8.0%
          Hardgrove Grind               46
          Ash Softening Temp.
            (Initial Defor.)            2700o F
          Ash Fluid Temp.               2700o F
          Sulfur (SO2)                  1.0 lbs. SO2/mm Btu max.
          Btu/lb.                       13,000

          (2)  The level of sulfur dioxide in the coal (lbs. SO2/mm
          Btu) shall be calculated based on a 2.5% credit that Buyer is allowed for sulfur dioxide capture in ash by Buyer's environmental regulations. The formula to be used for calculating SO2 in the coal is:

               Lbs. SO2/mm Btu = 19.5 x % Sulfur x 1000
                                        Btu/lb

     5.2 (a) Buyer's ability to use the coal being dependent on the coal meeting the specifications set forth in Section 5.1 above, it is agreed that Buyer shall have the right to reject any and all shipments which, based on the procedures defined in Article VIII, fail to meet any of the individual shipment rejection limits shown below:










       Individual Shipment Rejection Limits (As Received)

     Volatile Matter                    30.0% min.
     AST (Initial Deformation
       in reducing atmosphere           2500o min.
     Sulfur (SO2)                       1.0 lbs. SO2/mmBtu max.
     Moisture                           8% max.
     Btu/lb                             12,800 min.
     Hardgrove Grind                    See below



     Moisture                 Above 7%             7% and below
                            (maximum 8%)
                                or                     and
     Heat Content        Below 13,000 Btu/lb.      13,000 Btu/lb.
                         (minimum 12,800 Btu/lb)      and Above
                                then                    then
     HGI                 46 or Above                  45 Minimum*


     * This limit is subject to the exception that one shipment during any 90-day period can have an HGI of 44 or above. The moisture associated with this shipment must be 7% or lower and the Btu content 13,000 Btu/lb. or higher. If a shipment having a 44 HGI is delivered, another shipment of 44 HGI may not be delivered for another 90 days.

     Seller shall pay all freight, diversion, demurrage, testing and other expenses in connection with any such rejected shipment, or shipment found by Seller to be non-conforming unless such shipment is accepted by Buyer. Furthermore, Seller certifies that it will not make any shipment shown by sampling to exceed the maximum allowable SO2 levels.

     (b) In addition to the limits for individual shipments shown above, the delivered coal must meet the following specifications over each thirty (30) and ninety (90) day period:

             30-Day Suspension Limits (As Received):

               Ash                      10% max.
               Volatile                 30% min.
               AST                      2500o min.








             90-Day Suspension Limits (As Received):

               Moisture                 7.0% max.
               Btu/lb.                  12,800 min.
               HGI                      In accordance with
                                          following formula:

                   Btu/lb. x HGI Index  > OR =   600
                          1000

     If the coal delivered hereunder, as determined by sampling and analysis made in conformity with Article VIII, does not meet the thirty (30) day limits on specifications on an average for a thirty
(30) day period, or does not meet the ninety (90) day limits on specifications on average for a ninety (90) day period, Buyer shall thereupon have the right to suspend delivery under this Agreement until Seller furnishes reasonable assurance to Buyer in writing that the deviation from the specifications can and will be corrected. If Seller fails to promptly furnish reasonable assurance that such correction can and will be made within sixty
(60) days after Buyer's suspension of deliveries (or within such longer period as shall be reasonably requested by Seller and agreed to by Buyer), or if corrections are not made within such sixty (60) day period (or such longer period agreed to by Buyer), Buyer shall have the right at any time thereafter to terminate this Agreement by giving written notice of such termination to Seller, and thereupon Buyer shall stand discharged of any and all further obligations or liability under the terms of this Agreement or as a result of such termination without waiver of any rights that Buyer may have under this Agreement. If Buyer, after having suspended shipments for a period of one hundred eighty (180) days, has not elected to terminate this Agreement, then Seller shall have the option of terminating this Agreement by giving written notice of such termination within sixty (60) days after the expiration of such 180-day period. Nothing in this Section 5.2(b) shall be construed to relieve Seller of its obligation to conduct its mining and coal cleaning operations in a competent manner, consistent with good coal industry practices, so as to produce a product which will meet the specifications set forth in Section 5.1 above.

     The thirty (30) day and ninety (90) day suspension limits shall be calculated by the Buyer on a weighted average. In addition, the ninety (90) day weighted averages shall be computed on a rolling tri-monthly basis. For example, the ninety (90) day weighted average for the month of May shall consist of the deliveries during the months of March, April, and May. In a similar fashion, the ninety (90) day weighted average for the month of June shall consist of the deliveries actually completed at Buyer's plant during the months of April, May and June. Exhibit C sets forth illustrations of how the weighted suspension limits shall be calculated hereunder.

     5.3 Seller shall apply material of quality, in a quantity, and by method acceptable to Buyer, without delaying loading, to inhibit the freezing of coal in railroad cars during periods of cold weather, or for other purposes deemed necessary by Buyer. Buyer shall provide Seller reasonable advance notice of the dates for commencement and termination of such application(s) during each Contract Year. Only the cost of the freeze-inhibiting materials shall be for Buyer's account. Such costs shall be accounted for separately by Seller. Seller shall also invoice Buyer separately for the costs of these materials.

5. Article VI of the Agreement is deleted in its entirety and in substitution thereof a new Article VI is added to read as follows:


                         ARTICLE VI
                      Alternate Source

     Seller shall, at its sole option, have the right, but not the obligation, to supply all or a portion of the coal required under Article I hereof from other mines, provided that shipments from such mines shall (a) enable Seller to meet the quality specifications of this Agreement and in particular the environmental regulations of the Clean Air Act Amendments of 1990 (See Supplemental Agreement, dated July 1, 1994), (b) meet all the other requirements of this Agreement, (c) not result in higher cents/mm Btu delivered cost to Buyer of coal to be delivered to Buyer under this Agreement, (d) pass a burn test at the Lovett Plant to Buyer's satisfaction, and (e) not adversely affect Buyer's ability to meet tonnage requirements under its then-effective coal transportation agreements so as to increase the delivered price per ton of coal under such agreements or otherwise result in Buyer incurring penalties or other additional charges under such agreements.

6. Article VIII of the Agreement is deleted in its entirety and in substitution thereof a new Article VIII is added to read as follows:


                          ARTICLE VIII
                  Sampling and Analysis of Coal


     8.1 Each shipment of coal shall be sampled by Seller. Seller shall determine, by proper analyses made in its laboratory and at its expense, the quality and characteristics of the coal. The sampling and analyses shall be performed in accordance with methods approved by the American Society for Testing and Materials (ASTM) and Buyer and Seller shall agree on alternates within the ASTM standards or on other methods. Buyer shall have the right to have a representative present at any and all times to observe the sampling and take check samples at the mine, and Buyer may also analyze the coal either from its own samples or from samples taken by Seller. Seller shall retain for a period of sixty (60) days a portion of each coal sample ("Referee Sample") taken so that Buyer or a commercial laboratory may analyze such samples.

     8.2 The results of the sampling and analyses by Seller shall be accepted as the quality and characteristics of the coal delivered hereunder, provided, however, that if either Buyer or Seller questions the correctness of Seller's analysis, then Buyer or Seller shall have the right to have the Referee Sample analyzed by an independent testing laboratory selected by Buyer from an agreed-to list of such laboratories, not including a laboratory used by either party on the original sample. Said laboratory shall use methods approved by ASTM or such other procedures as may be accepted in writing by Buyer and Seller.

     The parameters for determining the acceptability of an analysis and use of the Referee Sample shall be in accordance with ASTM reproducibility standards, except for Btu and HGI specifications. The results of duplicate determinations carried out by different laboratories on representative samples taken from the same bulk sample after the last stage of reduction will be considered suspect if any of the analytical determinations differ by more than the reproducibility standards set by ASTM, except for Btu specifications where if the "as received" Btu differs more than 100 Btu's, the Referee sample shall be sent out. If the analysis obtained by the independent laboratory selected by Buyer meets the ASTM reproducibility standards and/or the "as received" Btu is within 100 Btu's, then Seller's original analysis shall be binding on the parties with regard to both coal quality and rejection and suspension limits. However, in the event that the analysis obtained by the independent laboratory selected by the parties does not meet the ASTM reproducibility standards and/or the "as received" Btu differs by more than 100 Btu's, then the analysis obtained by said independent laboratory shall be binding on the parties with regard to both coal quality and rejection and suspension limits.

     If the correctness of the grind (HGI) is questioned, the save split of the sample shall be divided three (3) ways and tested by three (3) independent laboratories to be selected from a previously established list of mutually acceptable laboratories. The average of the results shall govern. The results of such sampling and analyses shall be accepted as the quality and characteristics of the coal delivered hereunder in the period during which the sampling and analyses is thus performed by the commercial testing laboratory.

     No variations in the minimum standards for Hardgrove Grind are permitted due to error tolerances assumed by testing laboratories. However, if the standards used by ASTM for evaluating Hardgrove Grind are changed, the parties agree that the minimum specifications herein set forth shall be adjusted to maintain a comparable minimum specification using the new ASTM standards.

     The cost of the analysis made by the independent testing laboratory shall be borne by the Buyer if Seller's analysis is confirmed to meet ASTM reproducibility standards and/or the "as received" Btu is within 100 Btu's and by the Seller if it is not.

7. Article IX of the Agreement is deleted in its entirety and in substitution a new Article IX is added to read as follows:


                         ARTICLE IX
      Compensation for Variations in Heating and Ash Values

     9.1 Compensation for variations in heating value for coal purchased and sold hereunder shall be determined in accordance with the following:


          (a)  The F.O.B. Seller's Mines price provided for in
          Article III ("Price and Price Adjustment") is based on coal with a heating value as shown in the quality specifications of Article V ("Quality of Coal"), namely 13,000 as received Btu per pound. In accordance with
          Article VIII ("Sampling and Analysis of Coal"), the average as received Btu per pound of coal shipped hereunder during each calendar quarter during the term of this Agreement shall be calculated. Compensation to either Buyer or Seller, as the case may be, for variation in the weighted average heating value of the coal delivered during each calendar quarter shall be determined as follows:

          (1) If the weighted average "as received Btu" for any calendar quarter is greater than 13,050 Btu per pound, the additional compensation to Seller shall be computed in accordance with the following formula:

               C = P x T x       B     - 1
                S             13,000


          (2) If the weighted average "as received Btu" for any calendar quarter is less than 12,950 Btu per pound, the compensation to Buyer shall be computed in accordance with the following formula:

               C = P x T x   1 -    B
                B                13,000

          (b)  In the above formula:

               C = Total compensation to Seller.
                S

               C = Total compensation to Buyer.
                B

               P  = The F.O.B. Seller's Mine price per ton
                    including all adjustments provided in this Agreement for the applicable calendar quarter.

               B  = The weighted average "as received Btu" for the
                    applicable calendar quarter.

               T =  The total tonnage shipped during the
                    applicable calendar quarter.


     9.2 Within thirty (30) days after the end of each calendar quarter, Seller shall calculate the three-month average "as received Btu" (subject to Buyer's verification) and the compensation to Seller or Buyer, as the case may be, in accordance with Section 9.1 and shall forward the calculation to Buyer. Seller shall issue an invoice for payment by Buyer if the compensation is to Seller or shall issue a credit memorandum (or cash payments with respect to the final quarter of this Agreement) to Buyer if the compensation is to Buyer.

     9.3  The initial price is based upon Seller supplying coal
     with an ash content ("Ash Value") of eight percent (8%)   by
     weight of the "as received" analysis for the coal in each shipment. The Ash Value of the coal sold hereunder may vary, and the initial price shall be adjusted in proportion to such variance as follows:

          For coal having an Ash Value greater than eight percent
          (8%), the price shall be reduced at a rate of $.30 per ton per one percent (1%) in excess of eight percent (8%).

          For coal having an Ash Value less than eight percent
          (8%), the price shall be increased at a rate of $.30 per ton per one percent (1%) below eight percent (8%).

     9.4 Within thirty (30) days after the end of each calendar quarter, Seller shall calculate the three-month average Ash Value (subject to Buyer's verification) and the compensation to Seller or Buyer, as the case may be, in accordance with
     Section 9.3 and shall forward the calculation to Buyer. Seller shall issue an invoice for payment by Buyer if the compensation is to Seller or shall issue a credit memorandum (or cash payments with respect to the final quarter of this Agreement) to Buyer if the compensation is to Buyer.


8. Article XXV of the Agreement is deleted in its entirety and in substitution thereof a new Article XXV is added to read as follows:

                           ARTICLE XXV
                            Disputes

     If a dispute arises between the parties relating to this Agreement, the parties agree to use the following procedures prior to either party pursuing other available remedies.

     25.1 (a) A meeting shall be held promptly between the parties, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute.

          (b) If within thirty (30) days after such meeting, the parties have not succeeded in negotiating a resolution to the dispute, they agree to submit the dispute to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association. The parties shall bear equally the cost of the mediation.

          (c) The parties will jointly appoint a mutually acceptable Mediator, seeking assistance in such regard from the American Arbitration Association if they have been unable to agree upon such appointment within twenty (20) days from the conclusion of the negotiation period.

          (d) The parties agree to participate in good faith in the mediation of negotiations related thereto for a period of thirty (30) days. If the parties are not successful in resolving the dispute through mediation, then the parties MAY AGREE (i) to submit the matter to binding arbitration in accordance with the American Arbitration Association Rules or to a private adjudicator, or (ii) the parties may mutually agree to use any other alternative dispute resolution method, or (iii) any party may seek an adjudicated resolution through the appropriate court.



     25.2 (a) During the term of this Agreement, if a dispute among the parties arises and such dispute cannot be resolved as provided for above, the parties may agree in writing that the dispute shall be submitted to binding or non-binding arbitration. If so submitted, except as provided for herein, the arbitration shall be held pursuant to the Commercial Rules or Arbitration of the American Arbitration Association.

          (b) For arbitration, the parties may agree upon a sole arbitrator, or if a sole arbitrator cannot be agreed upon, a panel of three arbitrators shall be named. One arbitrator shall be selected by the Buyer, and one shall be selected by the Seller. The other arbitrator shall be selected by the two arbitrators so appointed by the parties. If the arbitrators previously appointed by the Buyer and Seller cannot agree upon the third arbitrator within thirty (30) calendar days, then the parties may apply to the presiding judge in any court having jurisdiction in the matter for appointment of the third arbitrator. Each party shall select its own arbitrator within thirty (30) days of the date that the parties agree to arbitration hereunder.

          (c) The arbitrator(s) shall have no power to modify any of the provisions of this Agreement, and their jurisdiction is limited accordingly. The decision of the arbitrator(s) shall be rendered within one-hundred and eighty (180) days after the date of the selection of the arbitrator(s) or within such period as the parties may otherwise agree.

          (d) Each party shall be responsible for the expenses incurred by the arbitrator appointed by such party, and the expenses, fees and costs of the third arbitrator shall be borne equally by the parties. In the event that a single arbitrator is selected, the expenses of that arbitrator will be borne equally by the parties.

          (e) It is the intent of the parties that arbitrator(s), pursuant to arbitration proceedings described herein, will be precluded from awarding punitive and/or exemplary damages against any party to this Agreement.

9. Except as amended hereby, and as previously amended, the Agreement shall remain in full force and effect.










     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first written above.



                              ORANGE & ROCKLAND UTILITIES, INC.
                              (BUYER)

                              By   Frank E. Fischer

                              Title  Vice President

                              MASSEY COAL SALES COMPANY, INC.
                              (SELLER)

                              By  Thomas A. McQuade
                              Title  Senior Vice President

                              RAWL SALES & PROCESSING COMPANY, INC.

                              By  James S. Twigg

                              Title  Treasurer

                            GUARANTY

     A. T. Massey Coal Company, its successors and/or permitted assigns, for sufficient and adequate consideration the receipt of which is hereby acknowledged, unconditionally and irrevocably guarantees and binds itself as surety to Buyer, Orange and Rockland Utilities, Inc., its successors and/or assigns, full and timely performance of Seller as that term is defined by the Seventh Amendment to Coal Purchase and Sales Agreement, effective July 1, 1994, incorporated herein by reference and made a part hereof, and assumes all obligations and liabilities of Seller under the terms of such Coal Purchase and Sales Agreement to the extent Seller fails to perform same.

     The undersigned stipulates that he is an officer of A. T.
Massey Coal Company, Inc. and is authorized to execute same on its behalf.

                         A. T. MASSEY COAL COMPANY, INC.

                         By  Wynston D. Holbrook

Attest:                  Title  Executive Vice President

Thomas A. McQuade        Date _____8/17/94_________________


                         ORANGE AND ROCKLAND UTILITIES, INC.

                         By  Frank E. Fischer

Attest:                  Title  Vice President

Debra A. Bogin      Date __9/29/94___________

                           SCHEDULE A

           COMPUTATION OF INTERIM COAL PRICE REDUCTION

1. All pricing, coal, oil and natural gas, will be on a fuel clause basis.

2. The price for oil or natural gas ("Alternative Fuels") for any month shall be the weighted average monthly fuel replacement cost of each fuel as reported to the New York Power Pool (cents per MMBtu) for that month. This price shall be used as the basis for calculating the per ton interim coal price adjustment ("ICPA") for the tons of coal purchased from Seller during the month. The weighted average monthly fuel replacement cost for each fuel shall be the sum of the price on each day divided by the number of days in the month. In no event shall the weighted average price of each fuel be adjusted to reflect the quantity purchased at a given price.

3. The BTU content of each fuel unit (Seller's coal, BTU per pound; oil, BTU per gallon; natural gas, BTU Per thousand cubic feet) for each month shall be the actual average monthly BTU content of each fuel unit as computed by Buyer from its purchase records for the prior month.

4. The full load heat rate (BTU/KWHR) for each month of oil, natural gas and Seller's coal shall be the most current rate as computed by Buyer and reported in its Plant Operating
     Report.

5. Cost per million BTU expressed in cents shall be computed for oil, natural gas and Seller's coal on a fuel clause basis using the weighted average monthly fuel replacement cost of each Alternative Fuel for the month and utilizing the following formulas:

     Coal:

     Fuel Clause Price Per Ton x 106 = Cost per MM/BTU
          BTU per pound x 2,000

     Oil:

     Fuel Clause Price Per Barrel x 106 = Cost per MM/BTU
          BTU per gallon x 42

     Natural Gas:

     Fuel Clause Price Per McF x 106 = Cost per MM/BTU
          BTU per McF


6. Cost per megawatt-hour for oil, natural gas, and Seller's coal expressed in dollars per megawatt-hour shall be computed utilizing the following formula:

          Cost per megawatt-hour = Cost per MM/BTU x Heat Rate
                                                       1,000

7. Cost per megawatt-hour for oil, natural gas, and Seller's coal shall be compared and if the cost for coal exceeds the cost for oil or natural gas the ICPA for the month shall be computed utilizing the following formula.

          (Coal Cost Per Megawatt-hour - Alternative Fuel
             Cost Per Megawatt-hour) x (BTU per pound x 2,000) =
                         Coal Heat Rate x 1,000

             Interim Coal Price Reduction Per Ton

                            EXHIBIT A

                         Seller's Mines
             Mingo County, West Virginia Properties


                                                                    Page 1 of 2
EXHIBIT B

Base Price Adjustment
Orange And Rockland/Massey Coal Sales
January 1, 1995 *


1. Labor Cost

Average Hourly Earnings -           (Base) July 1994          18.20
Bituminous Coal & Lignite Mining (SIC 122) October 1994       18.25

                                           Increase            0.27%

Base Labor Cost                                                9.60
Increase ($9.60 x 0.27%)                                       0.03

Adjusted Labor Cost                                            9.63


2. Capital Equipment Cost

Implicit Price Deflator -           (Base) 2nd Quarter 1994  121.70
Gross Domestic Product                     (August Publication)
                                           3rd Quarter 1994  122.50
                                           (November Publication)

                                           Increase            0.65%

Base Capital Equipment Cost                                    6.40
Increase ($6.40 x 0.65%)                                       0.04

Adjusted Capital Equipment Cost                                6.44


3. Materials And Supplies

   BLS                                              Nov. 1994       Weighted
Code No.            Index           Weight           Index            Index

                  Industrial Commodi  62.5%          118.3             73.94
1192-03           Drills & Other Min  12.5%          128.9             16.11
                  Machinery
1192-5301         Mining Machinery P  12.5%          117.8             14.73
                  Excluding Drills
4981-132          Industrial Power,   12.5%          103.5             12.94
                  Demand, Mid-Atlantic
                                                                      117.72

Base Index - August, 1994                                    117.30
Weighted Index - November, 1994                              117.72

Increase                                                       0.36%



Base Materials And Supplies Cost                              12.80
Increase ($12.80 x 0.36%)                                      0.05

Adjusted Materials And Supplies Cost                          12.85


4. Fixed Cost

Base Fixed Cost                                                3.20


* indices shown are not actuals, used for illustration purposes only
                                                                    Page 2 of 2
Cost Components

January 1, 1995



                               Base                        Adjusted
                               Cost        Adjustments        Price

1. Labor Costs                $9.60           $0.03           $9.63

2. Capital Equipment           6.40            0.04            6.44

3. Material And Supplies      12.80            0.05           12.85

4. Fixed Cost                  3.20               0            3.20

Total                        $32.00           $0.12          $32.12


* indices shown are not actuals, used for illustration purposes only


EXHIBIT C

a) Illustration of 30 Day Weighted Average Calculation

30 Day Weighted Averages
January 1994

Coal     Train                   Arrival                                                            Ash Soft         Ash Soft
Vendor   Number        Mine      Date   Tonnage      Ash         Ash %      Volatile  Volatiles %   Temperature    Temperature %
Massey   UOR-2         Rawl      1/02/94  9325.45    6.52      60,801.93    33.63      313,614.88     2800         26,111,260.00
         UOR-4         Rawl      1/08/94  9252.95    6.81      63,012.59    32.96      304,977.23     2800         25,908,260.00
         UOR-6         Rawl      1/12/94  9119.05    6.43      58,635.49    33.42      304,758.65     2800         25,533,340.00
         UOR-8         Rawl      1/25/94  8983.15    6.21      55,785.36    31.96      287,101.47     2800         25,152,820.00

Total                                   36,680.60             238,235.38             1,210,452.24                 102,705,680.00



                       Total            Weighted Average

Tonnage                36,680.60
Ash                   238,235.38             6.49
Volatiles           1,210,452.24            33.00
Ash Soft Temp.    102,705,680.00         2,800.00


*Figures shown are not actuals; used for illustration purposes only.

b)Illustration Of 90 Day Weighted Average Calculation

90 Day Weighted Averages
January 1994- March 1994

Coal     Train                     Arrival
Vendor   Number         Mine       Date   Tonnage      Grind        Grind %      BTU            BTU %        Moisture
Massey   UOR-2          Rawl       1/02/94   9325.45      46       428,970.70    13,002     121,249,500.90    6.85
         UOR-4          Rawl       1/08/94   9252.95      46       425,635.70    13,205     122,185,204.75    6.39
         UOR-6          Rawl       1/12/94   9119.05      47       428,595.35    13,265     120,964,198.25    6.70
         UOR-8          Rawl       1/25/94   8983.15      45       404,241.75    13,150     118,128,422.50    6.44
         UOR-10         Rawl       2/06/94   9120.25      46       419,531.50    13,158     120,004,249.50    6.38
         UOR-12         Rawl       2/11/94   9337.65      48       448,207.20    13,126     122,565,993.90    6.30
         UOR-14         Rawl       2/16/94   9102.65      48       436,927.20    13,201     120,164,082.65    6.40
         UOR-16         Rawl       2/22/94    8903.9      46       409,579.40    13,148     117,068,477.20    6.49
         UOR-18         Rawl       3/02/94   9103.65      47       427,871.55    13,267     120,778,124.55    6.51
         UOR-20         Rawl       3/12/94   9037.65      47       424,769.55    13,209     119,378,318.85    6.89
         UOR-22         Rawl       3/20/94   9138.15      46       420,354.90    13,231     120,906,862.65    6.52
         UOR-24         Rawl       3/30/94   9015.75      48       432,756.00    13,109     118,187,466.75    6.56

Total                                     109,440.25             5,107,440.80             1,441,580,902.45



                        Total             Weighted Average

Tonnage                 109,440.25
Grindability          5,107,440.80             46.67
BTU               1,441,580,902.45         13,172.31
Moisture                715,270.69              6.54


Grind Matrix                                  614.74


* Figures shown are not actuals; used for illustration purposes only.


                      [MAP ATTACHED HERETO]

                     SUPPLEMENTAL AGREEMENT

     This Supplemental Agreement is made and entered into as of July 1, 1994, between Orange and Rockland Utilities, Inc. ("O&R") a New York corporation, and Massey Coal Sales Company, Inc.
("Massey"), a Virginia corporation.

     In anticipation of 1995 Clean Air Act requirements, specifically the NOx emission limits, O&R and Massey have amended their existing Coal Purchase and Sales Agreement, consisting of the original contract (dated March 9, 1984) and six subsequent amendments (dated July 30, 1986, July 1986, September 1986, January 1987, January 1990, and July 1, 1991) (the "Agreement"). Because of the forthcoming implementation of certain provisions of the Clean Air Act, the Seventh Amendment (dated July 1, 1994) provides for a higher quality coal then previously required under the Sixth Amendment. Specifically, the grind of the coal must be increased from 43 to 46 in order to ensure compliance with the 1995 requirements. O&R will be installing low NOx burners on Lovett Unit #4 in November 1994 and on Lovett Unit #5 in March 1995 in order to meet the NOx emission limits. The design of these low NOx burners is based on the knowledge that the Units will be burning a soft coal product, specifically a grind of generally at least 46.

     In the interest of purchasing the lowest cost fuel on behalf of its ratepayers, O&R will continue to accept the lower grind coal product from Massey's affiliate Sidney Coal Company up until the time the NOx emission limits go into effect on May 15, 1995. The price for this coal will be $30.25 per ton F.O.B. mine, effective July 1, 1994. All other provisions of the Agreement will be in effect, except the BTU deadband and ash penalty/premium. These items will become effective when the switch to Rawl Sales & Processing Company, another Massey affiliate, is made. O&R will provide Massey two (2) months' advanced notice of its decision to switch to the higher grind product from Rawl Sales & Processing Company, Inc. O&R must allow itself adequate time to change out the coal pile from the low grind product to the high grind product.


ORANGE AND ROCKLAND UTILITIES,     MASSEY COAL SALES COMPANY, INC.
 INC.

By  Frank E. Fischer               By  Thomas A. McQuade

Title  Vice President              Title  Senior Vice President